Exhibit 99.1

Linear Technology Announces Proposed Private Placement of $1.7 Billion of

Convertible Senior Notes

MILPITAS, Calif.—Linear Technology Corporation (NasdaqGS:LLTC) announced today that it intends to offer, subject to market and other conditions, $1.7 billion aggregate principal amount of its Convertible Senior Notes due May 1, 2027, which notes will be issued in a $1 billion tranche and a $700 million tranche, through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

Each series of notes will be initially convertible, upon satisfaction of certain conditions, into a combination of cash up to the principal amount of the notes and cash, common stock or a combination thereof, at Linear’s election, with respect to any excess conversion value over the principal amount. The interest rate, conversion rate and other terms for each series of notes are to be determined by negotiations between Linear and the initial purchaser of the notes.

Linear intends to use the entire net proceeds of the offering to fund a portion of its planned repurchase of approximately $3 billion of its common stock pursuant to an accelerated stock repurchase transaction it expects to enter into with an affiliate of the initial purchaser simultaneously with the offering of the notes.

The initial purchaser has advised Linear that, in connection with the counterparty to the accelerated stock repurchase establishing its initial hedge of the accelerated stock repurchase transaction, it expects such counterparty or its affiliate to enter into various derivative and/or common stock purchase transactions in secondary market transactions concurrently with or shortly after the pricing of the notes. This counterparty or its affiliate is likely to modify such hedge position by entering into or unwinding various derivative transactions with respect to Linear common stock and/or by purchasing or selling Linear common stock in secondary market transactions prior to final settlement of the accelerated stock repurchase transaction. In addition, during the term of the accelerated stock repurchase transaction, which is expected to last approximately nine months, this counterparty or its affiliate will purchase shares of Linear common stock in connection with the accelerated stock repurchase transaction.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Linear will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of the proceeds of the offering.

Linear and the Linear logo are registered trademarks of Linear Technology Corporation. All other trademarks or registered trademarks are the property of their respective owners.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.